Exhibit 5.1

760 SW Ninth Ave., Suite 3000 Portland, OR 97205-2584 T. 503.224.3380 F. 503.220.2480 www.stoel.com

June 10, 2016

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Re:	FLIR Systems Inc. – Issuance and sale of $425,000,000 Aggregate Principal Amount of 3.125% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special Oregon counsel to FLIR Systems Inc., an Oregon corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission on May 11, 2016 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(e) under the Act.

Under the Registration Statement, the Company has issued $425,000,000 in aggregate principal amount of 3.125% Notes due 2021 (the “Notes”) pursuant to an Indenture, dated as of January 25, 2010, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by the Fourth Supplemental Indenture, dated June 10, 2016 (as so supplemented, the “Indenture”). The Notes were sold pursuant to an Underwriting Agreement, dated as of June 1, 2016 (the “Underwriting Agreement”), between the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as representatives of the several underwriters named in the Underwriting Agreement.

We have reviewed the documents and considered questions of law we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. The opinion set forth below is limited to the laws of Oregon.

FLIR Systems, Inc.

June 10, 2016

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, we are of the opinion that the issuance of the Notes has been duly authorized by all necessary corporate action.

We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP